                                                                    Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               WILLIAM G. KELLER,

                                THOMAS A. KELLER

                                       AND

                           NATIONAL DENTEX CORPORATION

                                TABLE OF CONTENTS

1. Purchase and Sale of the Shares.........................................    1

2. Consideration...........................................................    1
   (a)  Purchase Price.....................................................    1
   (b)  Closing Balance Sheet..............................................    2

3. Closing.................................................................    3

4. Representations and Warranties of the Stockholders......................    3
   (a)  Organization.......................................................    3
   (b)  Authority and Binding Effect.......................................    3
   (c)  Non-contravention..................................................    4
   (d)  Compliance with Laws...............................................    4
   (e)  Governmental Approval; Permits.....................................    5
   (f)  Capitalization.....................................................    5
   (g)  Title to Shares....................................................    6
   (h)  Financial Statements...............................................    6
   (i)  Absence of Certain Changes or Events...............................    6
   (j)  Assumptions or Guaranties of Indebtedness of Other Persons.........    9
   (k)  Inventory and Accounts Receivable..................................    9
   (l)  Contracts..........................................................    9
   (m)  Assets and Properties..............................................   10
   (n)  Litigation; and Claims.............................................   10
   (o)  Taxes..............................................................   10
   (p)  No Change in Business..............................................   13
   (q)  Real Estate........................................................   13
   (r)  Environmental Matters..............................................   14
   (s)  Insurance..........................................................   14
   (t)  Employees; and Employee Benefit Plans..............................   15
   (u)  Labor Matters......................................................   16
   (v)  Product Liability and Recalls......................................   17
   (w)  Transactions with Affiliates.......................................   18
   (x)  Books and Records..................................................   18
   (y)  Brokerage..........................................................   18
   (z)  Lines of Credit....................................................   18
   (aa) Disclosure.........................................................   18

5. Buyer's Representations and Warranties..................................   18
   (a)  Organization and Authority.........................................   19
   (b)  Binding Effect.....................................................   19
   (c)  Non-Contravention..................................................   19
   (d)  Litigation.........................................................   19
   (e)  Disclosure.........................................................   19
   (f)  Brokerage..........................................................   19

6. Conditions to Buyer's Obligations.......................................   19
   (a)  Representations and Warranties.....................................   20
   (b)  No Adverse Change..................................................   20
   (c)  Compliance with Agreement..........................................   20
   (d)  Proceedings and Instruments Satisfactory...........................   20
   (e)  No Litigation......................................................   20
   (f)  Transfer of 124 Larkin Williams, LLC Assets........................   20
   (g)  Employment Agreements..............................................   20
   (h)  Non-Competition Agreements.........................................   21
   (i)  Deliveries.........................................................   21

7. Conditions to the Stockholders' Obligations.............................   22
   (a)  Representations and Warranties.....................................   22
   (b)  Compliance with Agreement..........................................   22
   (c)  Proceedings and Instruments Satisfactory...........................   22
   (d)  No Litigation......................................................   23
   (e)  Employment Agreements..............................................   23
   (f)  Non-Competition Agreements.........................................   23
   (g)  Deliveries.........................................................   23

8. Survival of Representations.............................................   24
   (a)  Survival of Representations........................................   24
   (b)  Statements as Representations......................................   24

9. Indemnification by the Stockholders.....................................   24
   (a)  Indemnity..........................................................   24
   (b)  Payment of Losses..................................................   25
   (c)  Third-Party Claims.................................................   25
   (d)  Cumulative Remedies................................................   26

10. Indemnification by Buyer...............................................   26
   (a)  Indemnity..........................................................   26
   (b)  Payment of Losses..................................................   26

   (c)  Third-Party Claims.................................................   26
   (d)  Cumulative Remedies................................................   27

11. Press Releases.........................................................   27

12. Covenants and Agreements of the Stockholders and Buyer.................   27
   (a)  Tax Filing.........................................................   27
   (b)  Tax Proceedings....................................................   27

13. Miscellaneous Provisions...............................................   28
   (a)  Expenses...........................................................   28
   (b)  Assignability; Binding Effect......................................   28
   (c)  Notice.............................................................   28
   (d)  Governing Law......................................................   29
   (e)  Consent to Jurisdiction............................................   29
   (f)  Entire Agreement; Severability.....................................   29
   (g)  No Waiver..........................................................   29
   (h)  Arbitration........................................................   29
   (i)  Further Assurances.................................................   30
   (j)  Counterparts.......................................................   30

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 5th day of October 2006, by and among WILLIAM G. KELLER AND THOMAS A. KELLER (each a "Stockholder", and together, the "Stockholders") and NATIONAL DENTEX CORPORATION, a Massachusetts corporation ("Buyer").

                                   WITNESSETH:

     WHEREAS, Keller Group, Incorporated, a Missouri corporation (the "Company"), operates a dental laboratory business at 160 Larkin Williams Industrial Court, Fenton, MO 63026 and at 1700 Cargo Court, Louisville, KY 40299, and a sales office at 1420 Northwest Vivion Road, Suite 108, Kansas City, MO 64118-4555;

     WHEREAS, the Stockholders collectively own of record all of the issued and outstanding Shares (as defined in Section 4(f)) of the Common Stock (as defined in Section 4(f)) of the Company, which Shares represent all of the issued and outstanding capital stock of the Company; and

     WHEREAS, the Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, the Shares upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the parties set forth herein, the Stockholders shall sell to Buyer, and Buyer shall purchase from the Stockholders, the Shares on the Closing Date (as defined in Section 3), for the consideration set forth in Section 2.

     2. Consideration.

          (a) Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be calculated and payable as follows:

               (i) At the Closing, Buyer shall pay Nineteen Million One Hundred Twenty-five Thousand Dollars ($19,125,000) by wire transfer (the "Closing Payment") to the Stockholders, which amount shall be allocated Fifty Percent (50%) to each Stockholder; and

               (ii) Buyer shall pay each Stockholder an amount (the "Deferred Payment"), subject to adjustment in accordance with Section 2(b), equal to forty-one percent (41%) of the ordinary business income of such Stockholder from the Company as set forth in the Schedule K-1 (as hereinafter defined), line 1 less line 11 of such Schedule K-1 minus the $105,000 distributed by the Company during the current fiscal year of the Company to such Stockholder. The Deferred Payment shall be paid by Buyer to each Stockholder within thirty (30) days after the filing by the Company with the Internal Revenue Service of its final Form 1120S for the current fiscal year of the Company. The "Schedule K-1" means, with respect to each Stockholder, the final form K-1 issued by the Company to each Stockholder setting forth the ordinary income of such Stockholder from the Company for the current fiscal year of the Company.

          (b) Closing Balance Sheet.

               (i) On or prior to the Closing Date, the Stockholders and Buyer shall jointly prepare a pro forma consolidated balance sheet of the Company and its subsidiaries as of the Effective Date (as defined in Section 3) (the "Pro Forma Closing Balance Sheet"), in accordance with generally accepted accounting principles ("GAAP") consistently applied and compiled in accordance with the Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants (the "Standards").

               (ii) Within sixty (60) days after the Effective Date, Buyer with the assistance of the Stockholders shall prepare a consolidated balance sheet of the Company and its subsidiaries as of the Effective Date (the "Closing Balance Sheet"), in accordance with GAAP and compiled in accordance with the Standards, Buyer shall, by notice, provide each Stockholder with the Closing Balance Sheet. Each Stockholder shall have a period of twenty (20) days after the notice from the Buyer within which to give notice to Buyer that he either (i) accepts the Closing Balance Sheet or (ii) disputes the Closing Balance Sheet, including a statement in reasonable detail of the disputed items. If a Stockholder fails to give notice to Buyer within such twenty (20) day period, he shall be deemed to have accepted the Closing Balance Sheet. If a Stockholder gives Buyer notice that he disputes the Closing Balance Sheet, then Buyer and the Stockholder(s) shall meet as soon as reasonably possible (but in any event within twenty (20) days after notice by the Stockholder(s)) and attempt, in good faith, to resolve the dispute. If the parties are unable to agree upon the Closing Balance Sheet, or any portion thereof, within fifteen
          (15) days after the parties have commenced resolution of the dispute, then the matter shall be submitted for resolution to a mutually agreeable certified public accounting firm (the "Independent Accountants"), whose determination shall be final and binding upon the parties, and whose fees shall be borne equally by the Stockholders and Buyer except, however, that if the Independent Accountants determine that the Closing Balance Sheet proposed by Buyer was correct in its entirety, then the Stockholders shall be solely responsible for the fees of the Independent Accountants; and if the Independent Accountants determine that the dispute in the Closing Balance Sheet should be resolved in favor of the Stockholders in its entirety, then Buyer shall be solely responsible for the fees of the Independent Accountants.

     3. Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place on October 5, 2006 (the "Closing Date") and shall be deemed to have been effective as of opening of business on October 2, 2006 (the "Effective Date").

     4. Representations and Warranties of the Stockholders. The Stockholders, jointly and severally, represent and warrant to Buyer as follows:

          (a) Organization. Set forth on Schedule 4(a) hereto is the name, state of organization and jurisdictions of foreign qualifications of the Company and of each corporation, limited liability company or other entity in which the Company owns, directly or indirectly, any equity interest (each a "Subsidiary" and together, the "Subsidiaries"). Schedule 4(a) also sets forth the Company's percentage ownership interest in each Subsidiary. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Missouri. Each Subsidiary is the type of entity set forth on Schedule 4(a), duly organized, validly existing and in good standing under the laws of its state of organization set forth on Schedule 4(a). The Company and each Subsidiary has all requisite corporate power and authority to own its property and to carry on its business as presently conducted. The Company and each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted by the Company or such Subsidiary or its assets located therein requires such qualification, except where failure to do so would not have a Material Adverse Effect (meaning any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets or properties, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company and its Subsidiaries, taken as a whole. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to this meaning). The Company and each Subsidiary is in good standing in each of the foreign jurisdictions in which it is qualified as set forth on Schedule 4(a).

          (b) Authority and Binding Effect. Each Stockholder has full legal right, and complete and unrestricted power, authority and capacity to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by him pursuant hereto, to consummate the transaction contemplated hereby and perform his obligations under this Agreement and the agreements executed and delivered by him pursuant hereto. This Agreement and all such other agreements, documents and instruments have been, or will be, duly executed and delivered by each Stockholder and constitute, or will constitute when executed and delivered, valid and binding obligations of each Stockholder, enforceable against him in accordance with their respective terms.

          (c) Non-contravention. The execution and delivery by the Stockholders of this Agreement and all other agreements, documents and instruments to be executed in connection herewith, and the consummation of the transactions contemplated and compliance with the provisions contained herein and therein, do not, and will not, (i) conflict with or violate any of the provisions of the charter documents, by-laws or other organization documents of the Company or any Subsidiary, (ii) with or without the passage of time, constitute a violation of, a default (or an event that with notice or lapse of time or both would constitute a default) under, give rise to any right of termination, amendment, cancellation, acceleration or any other right under, conflict with, modify any obligations under, require any consent, approval, notice or other action under, or increase the liability of the Company under, any contract, lease, indenture, agreement, deed of trust, license, order, judgment or decree or other instrument to which the Company or any Subsidiary is a party or by which any of them is bound or to which any of the assets of the Company or any Subsidiary are subject, and does not, and will not, violate or constitute a default (or an event that with notice or lapse of time or both would become a default) under any statute, rule, regulation, order, or ordinance of any governmental, judicial or arbitrary body, (iii) result in the creation of any encumbrance, lien, mortgage, charge, claim, option, pledge, license, sublicense, security interest, assignment by way of security, call, proxy or similar restriction on the Shares or any assets or properties of the Company or any Subsidiary, or (iv) conflict with, contravene or violate any law, statute, ordinance, rule or regulation, or any order, writ, judgment, injunction, consent, decree, determination or award of any court or any governmental agency or authority, currently in effect relating to the Company or any Subsidiary or any of their properties or assets.

          (d) Compliance with Laws.

               (i) The Company and each Subsidiary is currently conducting, and has at all times conducted its business in compliance in all respects with (A) its charter documents, by-laws and other organizational documents and (B) all applicable Federal, state and local laws, statutes, rules, regulations, ordinances and orders, judicial or administrative judgments, decrees, orders, settlements, writs, injunctions or similar commands, except where the failure to do so would not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and each Subsidiary currently conducts, and has at all times conducted, its business in compliance with all applicable Federal, state and local laws, statutes, regulations, ordinances and rules concerning the collection, use, storage and transmission of patient information, export controls, export and foreign exchange laws and the United States Foreign Corrupt Practices Act.

               (ii) Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any Federal, state, municipal or other governmental agency, authority, board, commission, bureau, instrumentality or department relating to any aspect of its business or assets.

               (iii) Neither the Company nor any Subsidiary has been charged or, to the Stockholders' knowledge, threatened with, and is not under investigation with respect to, any violation of any provision of any Federal, state, municipal or other law or administrative rule or regulation relating to its business or assets.

               (iv) The Company and each Subsidiary currently is, and has at all times been, in compliance with all requirements of insurance carriers applicable to its business and assets.

          (e) Governmental Approval; Permits.

               (i) Except as set forth on Schedule 4(e), no consent, approval or authorization of, or registration, designation, declaration or filing with, any governmental agency or authority, whether domestic, foreign, Federal, state, municipal or other, on the part of the Company, any Subsidiary or either Stockholder, is required in connection with the execution and delivery by the Stockholders of this Agreement, or the other agreements, documents and instruments executed and delivered, and to be executed and delivered, and to be executed and delivered, by any Stockholder pursuant hereto and the consummation of the transactions provided for herein and therein.

               (ii) Set forth on Schedule 4(e) is a true, correct and complete list of all licenses and permits of the Company and the Subsidiaries (the "Licenses"), copies of which have been delivered by the Stockholders to Buyer. The Company and each Subsidiary has all licenses, permits and other governmental authorizations required for the conduct of its business or ownership of its assets, and the consummation of the transactions contemplated hereby, and is in compliance therewith. The Licenses are in full force and effect without default or notice of default and will not be impaired as a result of, and will remain in full force and effect after the consummation of the transactions contemplated hereby.

          (f) Capitalization. The authorized capital stock of the Company consists of 2,350 shares of capital stock, of which (i) 500 shares are voting common stock, $1.00 par value per share (the "Common Stock"), 200 shares of which are issued and outstanding (the "Shares"), and (ii) 1,850 are preferred stock, $100.00 par value per share, of which no shares are issued and outstanding. The shares of capital stock or other equity interests of the Company in each Subsidiary are owned by the Company as set forth on Schedule 4(a). No other shares of capital stock of the Company or any Subsidiary are issued, outstanding or reserved for issuance upon the exercise of outstanding options or other rights to purchase shares. All of the Shares and all equity interests of the Company in each Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar rights and are not subject to preemptive or other similar rights. There are not authorized, issued or outstanding any commitments for the purchase or sale of, or any options, warrants or other rights to subscribe for or purchase, any shares of the capital stock or other securities or equity interests of the Company or any Subsidiary, nor is the Company or any Subsidiary obligated in any other manner to issue shares of its capital stock or other securities, including securities convertible into or exchangeable for capital stock. Except as set forth on Schedule 4(f) there are no restrictions on the transfer of shares of the Company's capital stock or other equity interests, including the Shares, other than those imposed by relevant Federal and state securities laws. The transfer restrictions set forth on Schedule 4(f) have been duly waived by the Stockholders to permit the sale of the Shares to Buyer hereunder. The Shares have been offered and sold by the Company to the Stockholders in compliance with all Federal and state securities laws. The Stockholders have made available to Buyer true and correct copies of the charter and by-laws of the Company and each Subsidiary, each as in effect as of the date hereof. Except as set forth on Schedule 4(f), there are not any shareholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to or concerning the capital stock of the Company or any Subsidiary. Neither the Company nor any Subsidiary has any outstanding stock appreciations rights, phantom stock or equivalents.

          (g) Title to Shares. Each Stockholder, for himself, severally and not jointly, represents and warrants that: (i) 100 Shares are owned of record and beneficially by such Stockholder and such Stockholder will transfer such Shares to Buyer on the Closing Date, free and clear of all liens, encumbrances, options or other rights of any nature; and (ii) there are not authorized, issued or outstanding any agreements, commitments or understandings for the purchase or sale of, or any options to purchase or other rights relating to his or her Shares which have not been duly and validly waived to permit the sale of such Shares to Buyer in accordance with this Agreement.

          (h) Financial Statements. The Stockholders have delivered to Buyer, and there is attached as Schedule 4(h), a copy of the audited annual consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 2003, 2004 and 2005 and internally prepared financial statements for the eight (8) months ended August 31, 2006 (the "Financial Statements"). The Financial Statements are (i) true, correct and complete; (ii) fairly present the financial condition and results of operations of the Company as of the date thereof; (iii) were prepared in accordance with GAAP and the Standards and in a manner consistent with past practice; and (iv) were prepared in accordance with the books, records and accounts of the Company and its Subsidiaries, which books, records and accounts are correct and complete in all material respects. Except to the extent reflected or reserved against in the Financial Statements, the Company and its Subsidiaries as of the date thereof did not have and will not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities, due or to become due or arising out of transactions entered into or any state of facts existing prior thereto, other than obligations arising after the date thereof in the ordinary course of business.

          (i) Absence of Certain Changes or Events. Except as set forth on
     Schedule 4(i), since August 31, 2006, the Company and each Subsidiary has operated its business in the ordinary course and has not suffered any Material Adverse Effect, and there has not occurred any event, change or development which has had, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which could, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of the transaction contemplated hereby. Without limiting the generality of the foregoing, except as set forth on Schedule 4(i), since August 31, 2006, neither the Company nor any Subsidiary has:

               (i) made any change in its authorized capital or outstanding securities;

               (ii) issued, sold, delivered or agreed to issue, sell or deliver any capital stock, bonds or other securities or equity interests, including convertible securities, (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options, warrants or other rights calling for the issue, sale or delivery thereof;

               (iii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business, consistent with past practices, none of which are, individually or in the aggregate, materially adverse;

               (iv) declared, set aside, made, or agreed to make distributions of any assets of any kind whatsoever in respect of its capital stock or equity interests, or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any of its outstanding capital stock or equity interests;

               (v) unless replaced with assets, property or rights of equal or greater value, sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its assets, property or rights, or disposed of any inventory except in the ordinary course of business consistent with past practices;

               (vi) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights, including inventories, or requiring the consent of any party to the transfer and assignment of any of such assets, property or rights;

               (vii) other than in the ordinary course of business, consistent with past practices, made or permitted, or agreed to make or permit, any amendment or termination of any contract, agreement or license to which it is a party or by which it or any of its properties are subject;

               (viii) made, directly or indirectly, any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director or employee of the Company;

               (ix) granted any raises to employees, increased the rate of compensation payable or to become payable to any of its stockholders, officers, directors or employees or adopted any new, or made any increase in any, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan payment or arrangement made to, for or with any of such stockholders, officers, directors or employees;

               (x) merged or consolidated, or agreed to merge or consolidate, with any other corporation or entity, or acquired or agreed to acquire any corporation, association, partnership, joint venture, limited liability company or other entity;

               (xi) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever, any of its assets or properties, other than liens, if any, for current Taxes not yet due and payable;

               (xii) waived any rights of substantial value, whether or not in the ordinary course of business;

               (xiii) suffered any damage, destruction or loss, whether or not covered by insurance, which could have a Material Adverse Effect, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its business and operations or suffered any change in its financial condition or in the nature of its business or operations which has had or could have a Material Adverse Effect;

               (xiv) amended or modified, or granted any material exception to its credit criteria for new or existing customers;

               (xv) materially changed any of the accounting principles followed by it or the methods of applying such principles, except as required by GAAP and disclosed in the Financial Statements;

               (xvi) changed its method of billing or collecting accounts receivable;

               (xvii) entered into any transaction other than in the ordinary course of business consistent with past practice;

               (xviii) made any commitment to make any capital expenditures;

               (xix) had any condemnation proceedings commenced with respect to any of its assets or property, including, without limitation, any Real Property (as defined in Section 4(q)); or

               (xx) entered into any agreement or commitment, whether oral or in writing, to take any action described in this Section 4(i).

          (j) Assumptions or Guaranties of Indebtedness of Other Persons. Except as set forth on Schedule 4(j), neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable for (including without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss), any indebtedness of any other person or entity.

          (k) Inventory and Accounts Receivable.

               (i) Each of the Company and the Subsidiaries has adequate and sufficient inventories of supplies for the conduct of its business in the ordinary course, and all inventories of the Company and the Subsidiaries are in good, usable and merchantable condition.

               (ii) The accounts receivable (including any loans receivable and advances) of the Company: (A) are lawful and valid; (B) have arisen out of bona fide transactions in the ordinary course of business; (C) have sufficient consideration, and (D) are not subject to any offset, allowance, credit, refund, counterclaim or similar diminution or discount, whether customary in the trade or otherwise except as set forth in the Company's books and records and for which adequate reserves have been established in accordance with GAAP. To the knowledge of the Stockholders, there are no facts or circumstances (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables, in excess of the reserves set forth on the Financial Statements.

          (l) Contracts.

               (i) Set forth on Schedule 4(l) is a complete list of all contracts, agreements, leases, instruments, understandings and arrangements, either oral or in writing, effective beyond the Effective Date to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, including, without limitation, all non-competition agreements with current and former employees, except for open purchase or sales orders for less than $25,000 (collectively, the "Contracts"). A true and correct copy of each of the Contracts, or a description of any oral Contract, has been furnished by the Stockholders to Buyer.

               (ii) Except as set forth on Schedule 4(l), (A) the Company (or a Subsidiary, as applicable), and to the knowledge of the Stockholders any other party, to any of the Contracts, is not in default (and no event has occurred which, with notice or lapse of time or both, would put the Company (or Subsidiary) or such other party in default) in the performance of any of their respective obligations under any of the Contracts, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any Contract; (B) each Contract is valid, binding and enforceable and in full force and effect; (C) neither Stockholder has any knowledge of any breach or anticipated breach by any other party to any Contract; (D) no approval or consent of any person is needed in order that the Contracts may continue in full force and effect following the Effective Date and the consummation of the transactions contemplated hereby; (E) the Contracts will continue to be valid, binding and enforceable and in full force and effect immediately following the Effective Date in accordance with the terms and conditions thereof as in effect immediately prior to the Effective Date and the change in ownership of the Company pursuant to this Agreement will not result in the termination of, or result in a right of termination under, any Contract; and (F) the Company (or any Subsidiary) has not delivered or received any notice of termination or intention to terminate or amend in an adverse manner any Contract.

          (m) Assets and Properties. Except as set forth on Schedule 4(m), (A) the Company and each Subsidiary has good, valid and record title to and beneficial ownership of all of its assets and properties and will retain after the Effective Date all of such assets and properties, free and clear of all liens, charges, claims and encumbrances of any nature; (B) the assets include all equipment currently used by the Company and each Subsidiary to conduct its business in the ordinary course, are sufficient to operate the Company's business after the Effective Date and are in good condition (ordinary wear and tear excluded); (C) the Company and each Subsidiary as of the Effective Date will not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation, Tax liabilities, due or to become due, which shall create, give rise to or result in a lien or encumbrance on its assets or properties; and (D) the Company and each Subsidiary owns or leases, or has rights to use, all material assets and properties sufficient for the conduct of its business as presently conducted.

          (n) Litigation; and Claims. Except as set forth on Schedule 4(n), there is no suit, action or legal, administrative, arbitration, mediation, investigation or other proceedings of any nature pending, or to the knowledge of the Stockholders threatened, (A) against the Company, any Subsidiary or either Stockholder; (B) which affects in any way the Company, any Subsidiary or either Stockholder; or (C) which would materially and adversely affect the legality or validity of this Agreement or the consummation of the transactions contemplated hereby, or the continued operations and earnings of the Company and the Subsidiaries.

          (o) Taxes.

               (i) The Company and each Subsidiary has (A) accurately prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed by it; (B) paid, or made provision for the payment of, all Taxes, including all appropriate estimated Taxes, which have become due or will become due for the period or periods ending before the Effective Date, pursuant to its Tax Returns or pursuant to any assessment against it, or pursuant to any Federal, state or local law, including, without limitation, Federal, state and local income taxes, payroll withholding and unemployment taxes, and sales, use, excise and property taxes; and (C) withheld or collected all Taxes, to the extent required, and such Taxes have been paid to the proper governmental authorities.

               (ii) None of the Federal, state, local or other income, sales or other Tax Returns of the Company or any Subsidiary have been audited or investigated by the Internal Revenue Service or other appropriate taxing authorities, and to the knowledge of the Stockholders no audit or investigation is threatened or contemplated. The Stockholders have provided Buyer with true and complete copies of the Federal and state income tax returns of the Company and the Subsidiaries, on a consolidated basis, for the past three (3) years.

               (iii) There are no liens in favor of governmental agencies or authorities upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable

               (iv) Neither the Company nor any Subsidiary has: (A) received written notice from any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed; (B) received a proposed assessment of Tax against the Company or Subsidiary or any of its assets or properties; (C) waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; and (D) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

               (v) Neither the Company nor any Subsidiary is: (A) a party to, or bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; and (B) (I) is or has ever been a member of an affiliated group of corporations filing a consolidated Federal income tax return, other than a group the common parent of which was the Company, or (II) has any liability for the Taxes of any person or entity (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (C) a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary is subject to an election under Section 341(f) of the Code.

               (vi) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Effective Date; (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

               (viii) Neither the Company nor any Subsidiary has distributed stock or equity interests of another entity, or has had its stock or equity interests distributed by another person or entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

               (ix) Each Stockholder, severally and not jointly, represents and warrants that such Stockholder has, with respect to the portion of the Company's income allocated to such Stockholder, (A) accurately prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed by him; (B) paid, or made provision for the payment of, all Taxes, including all appropriate estimated Taxes, which have become due or will become due for the period or periods ending on or before the Closing, pursuant to those returns or pursuant to any assessment against him or pursuant to any Federal, state or local law, including, without limitation, Federal, foreign, state and local income taxes, excise and property taxes; and
          (C) withheld or collected all Taxes, to the extent required, and such Taxes have been paid to the proper governmental authority. None of the Federal, foreign, state, local or other income or other Tax Returns of such Stockholder have been audited or investigated by the Internal Revenue Service or other appropriate foreign, state or local taxing authorities, and to the knowledge of such Stockholder no audit or investigation is threatened or contemplated. No Stockholder has received written notice from any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed.

               (x) "Tax" or "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes, charges, fees, levies or other assessments and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity; and (ii) all obligations, including joint and several liability pursuant to the law of any jurisdiction or otherwise, for the payment of any of the types of taxes referred to in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period. "Tax Returns" shall mean any report, return, declaration or other information required to be supplied to any taxing authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

          (p) No Change in Business. To the knowledge of the Stockholders, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of any business from the Company's or any Subsidiary's clients, suppliers or customers.

          (q) Real Estate.

               (i) Owned Real Property.

                    (A) Neither the Company nor any Subsidiary owns any real
               property or has any pending contract or agreement to purchase any real property.

               (ii) Leased Real Property.

                    (A) Set forth on Schedule 4(q) is a list of all the real
               property leased by the Company or any Subsidiary (the "Leased Real Property"). A true and correct copy of the lease agreements related to the Leased Real Property has been furnished by the Stockholders to Buyer.

                    (B) All rent, tenant reimbursables and other charges owed by the Company or any Subsidiary with respect to the Leased Real Property for all periods prior to the Effective Date have been paid in full.

               (iii) Condition of Leased Real Property. To the knowledge of the Stockholders, all Leased Real Property (including the improvements located thereon) is in good operating condition and repair, including, without limitation, all equipment, electrical, plumbing, sewerage and other facilities and utility systems, consistent with its present use and has full legal and practical access to public roads or streets and has all utilities and services necessary for the proper and lawful conduct and operation of the business of the Company or Subsidiary as presently utilized. To the knowledge of the Stockholders, all Leased Real Property and the use thereof for the business of the Company or Subsidiaries conform in all material respects to all applicable Federal, state and local laws, ordinances and regulations, including, without limitation, building and zoning laws, OSHA regulations and the Americans with Disabilities Act, and neither the Company nor the Stockholders have received any notice from any governmental authority or any insurance rating bureau that any of the Leased Real Property or the use thereof for the business of the Company or Subsidiaries do not so conform.

          (r) Environmental Matters.

               (i) Neither the Company nor any Subsidiary has caused or allowed any violation of applicable environmental laws, including, without limitation, (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; and (iii) any substance the presence of which is prohibited or regulated by any Federal, state or local law, ruling, rule or regulation similar or dissimilar to those set forth in this Section 4(r) ("Environmental Laws"), other than such products as are used in the business of the Company and the Subsidiaries in the ordinary course thereof and in compliance with all applicable laws, rules, regulations and orders. To the knowledge of the Stockholders, there has not been any release, threat of release, discharge, emission or spill of any hazardous substance on, under, above or from any Leased Real Property which violates any Environmental Law.

          (s) Insurance.

               (i) The Company has in place public liability, casualty and other insurance coverage insuring the inventories, work in process, properties, assets, business and operations of the Company and the Subsidiaries and its and their potential liabilities to third parties, and all general liability policies maintained by the Company are in an amount and on such terms as are reasonable and customary for businesses of the type conducted by the Company and the Subsidiaries. Since the date of its organization, the Company and each Subsidiary has been covered by insurance policies in scope and amount customary and reasonable for the business in which it has engaged since such date.

               (ii) Schedule 4(s) sets forth a complete and correct list of all current policies of theft, fire, liability, workmen's compensation, life, property, casualty, products liability and other insurance owned or held by the Company and the Subsidiaries and for each policy specifies the insurer, the type of insurance, the amount of coverage, the expiration date, the policy number, and any pending claims not wholly covered as to amount thereunder. All such policies are in full force and effect, are sufficient for compliance by the Company and the Subsidiaries with all requirements of law and all agreements to which the Company or any Subsidiary is a party (including, without limitation, the Contracts), and are valid, outstanding and enforceable policies. Attached to Schedule 4(s) is a certificate(s) of insurance, issued within the past thirty (30) days by the Company's insurance company, with respect to the insurance policies relating to the Real Property. The Stockholders have delivered to Buyer true and correct copies of each insurance policy listed on Schedule 4(s).

               (iii) There are no outstanding unpaid insurance premiums, and there are no provisions for retrospective premium adjustments with the sole exception of worker's compensation insurance which, by law, is subject to audit and adjustment in subsequent time periods. If there are any provisions for retrospective premium adjustments contained in any of such policies, the Stockholders shall pay all such premium adjustments which relate to periods prior to the Effective Date, as and when assessed.

               (iv) No notice of cancellation or non-renewal of, or disallowance of any claim under, any such policy or binder has been received.

               (v) Neither the Company nor any Subsidiary nor, to the knowledge of the Stockholders, any other party to any insurance policy is in breach or default with respect to such insurance policy (including with respect to the payment of all premiums due and payable and the giving of notices thereunder), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under each such policy. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any letters relating to reservations of rights.

               (vi) Except as set forth on Schedule 4(s), there are no self-insurance arrangements affecting the Company or any Subsidiary.

          (t) Employees; and Employee Benefit Plans.

               (i) Set forth on Schedule 4(t) are the names of all employees of the Company and each Subsidiary, his or her rate of compensation, and the department in which he or she works. Keller(R) Team Member Handbook for Keller Laboratories, Inc. (A division of Keller Group, Inc.), which is incorporated herein by reference, provides a description of all fringe benefits, and a description of any plans providing pensions, profit-sharing, insurance benefits or any other similar type of fringe benefits to which the Company or any Subsidiary is a party or committed either orally, in writing or by law, including all employee benefit plans ("Employee Benefit Plans"), as defined in
          Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), established by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is or has been required to contribute.

               (ii) The Employee Benefit Plans and the related trusts comply and have complied in all material respects with the provisions of ERISA and all other applicable laws, rules and regulations, and all necessary governmental approvals for the Employee Benefit Plans have been obtained, including, without limitation, qualification of the Employee Benefit Plans under the Internal Revenue Code of 1986, as amended. The Employee Benefit Plans have been administered to date in compliance with the requirements of ERISA, and all amendment thereto required by law have been duly and timely adopted by the Company or Subsidiary, as applicable. True and complete copies of all reports or other documents filed with the Internal Revenue Service or the Department of Labor with respect to the Employee Benefit Plans have been delivered by the Stockholders to Buyer. Since December 31, 1974, no fiduciary of the Employee Benefit Plans has engaged in any "prohibited transaction" (as defined in ERISA), no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to the Employee Benefit Plans and there is no unfunded vested liability with respect to the Employee Benefits Plans. Neither the Company nor any Subsidiary (nor any entity within the same group of trades or businesses under common control, within the meaning of ERISA Section 4001(b)(1), as the Company or any Subsidiary) has, nor has it had, a material liability under Title IV of ERISA which has not been paid in full. Neither the Company nor any Subsidiary had any liability as of August 31, 2006 arising out of any Employee Benefit Plan that is required in accordance with GAAP to be set forth on the August 31, 2006 Financial Statements that is not reflected thereon. There are no unfunded obligations relating to any Employee Benefit Plan which have not been accrued on the Financial Statements.

               (iii) Neither the Company nor any Subsidiary has ever maintained any plan or arrangement for providing medical or non-pension benefits to terminated or retired employees or their dependents except as provided in the Retirement and Stock Purchase Agreement dated December 20, 2001 among Ronald P. Keller, William G. Keller, Thomas A. Keller and the Company (the "Ronald Keller Agreement").

               (iv) No stock options, stock appreciation rights or other equity-based awards have been issued or granted by the Company. Each "non-qualified deferred compensation plan" (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a "409A PLAN") complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Stockholders will be, subject to the penalties of Section 409A(a)(1) of the Code.

          (u) Labor Matters. Neither the Company nor any Subsidiary has any collective bargaining agreement with any labor unions. The Company and each

     Subsidiary is currently conducting, and has at all times conducted, its business in compliance with all Federal, state and local statutes, laws, rules, ordinances and regulations respecting employment and employment practices, discrimination (including, without limitation, discrimination on the basis of age, gender, race or national origin), sexual harassment, terms and conditions of employment and wages, hours, benefits, equal employment opportunity, immigration and workers' compensation or otherwise, and there are no claims, notices and communications received from Federal or state officials with respect to violations of any such laws which are unremedied, nor has the Company or any Subsidiary received any claims, notices, or other instruments, asserting violation of any such laws, rules and regulations whether oral or in writing, from any of its present or former employees, which is unresolved as of the date hereof. Neither the Company nor any Subsidiary is engaged in any unfair labor practices. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental agency or authority relating to employees or employment practices. Neither the Company nor any Subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or any Subsidiary have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or the termination of any of the Employees on or prior to the Closing Date. Neither the Company nor any Subsidiary has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has the Company or any Subsidiary planned or announced any such action or program for the future. There are no pending or, to the knowledge of the Stockholders, threatened: (i) actions, complaints, charges, inquiries, proceedings or investigations by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees; (ii) grievances or arbitration proceedings which, if adversely decided, may reasonably, individually or in the aggregate, create a liability or cause the Company or any Subsidiary to incur expenses or forgo operating savings; (iii) unfair labor practice charges or complaints, disputes or grievances; (iv) campaigns being conducted to solicit cards from any employees of the Company or any Subsidiary to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years; or (v) strikes, slow-downs, work stoppages, disputes, lockouts, labor controversies or threats thereof, and neither the Company nor any Subsidiary has experienced any such labor controversy within the past three years.

          (v) Product Liability and Recalls. Neither the Company nor any Subsidiary has any liability under any pending or, to the knowledge of the Stockholders, threatened claims for any injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold by the Company or any Subsidiary. Schedule 4(v) sets forth all voluntary, involuntary, pending and threatened recalls relating to or carried out by the Company or any Subsidiary.

          (w) Transactions with Affiliates. Except as set forth on Schedule 4(w), no Stockholder, or director or officer of the Company or any Subsidiary, nor any member of his or her immediate family, owns or has, directly or indirectly, any ownership or other interest in any business, other entity or otherwise, which is a party to, or in any asset or property which is the subject of, agreements, arrangements or other relationships of any kind with the Company or any Subsidiary.

          (x) Books and Records. The books of account, ledgers, order books and other records and documents of the Company and the Subsidiaries accurately and completely reflect all material information relating to the business and affairs of the Company and the Subsidiaries. The Company maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any Subsidiary is a party or by which its properties are bound are executed with management's authorization; (ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals;
     (iii) access to the Company's consolidated assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company or any Subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP.

          (y) Brokerage. Neither the Stockholders nor the Company nor any Subsidiary has engaged the services of any broker, investment banker, financial advisor, finder or other person or entity entitled to be paid a commission, fee or other compensation in connection with the transactions provided for in this Agreement.

          (z) Lines of Credit. Set forth on Schedule 4(z) is a description in reasonable detail of each line of credit or other financing arrangement (the "Lines of Credit") which the Company and any Subsidiary has with any bank, financial institution or other lender, except arrangements with trade creditors in the ordinary course of business. Each of the Lines of Credit and any promissory notes or other evidences of indebtedness may be prepaid in whole or in part without premium or penalty.

          (aa) Disclosure. No representation or warranty made by the Stockholders in this Agreement or in any statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection herewith, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. There is no material fact which adversely affects, insofar as the Stockholders can now reasonably foresee, the business of the Company or any Subsidiary, or its assets or properties or prospects, or the ability of the Stockholders to perform this Agreement or any of the transactions contemplated hereby in accordance with the terms hereof, which has not been set forth herein, in any Schedule hereto or in any document, certificate or statement furnished by the Stockholders to Buyer pursuant hereto.

     5. Buyer's Representations and Warranties. Buyer represents and warrants to the Stockholders as follows:

          (a) Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer has all requisite power to own its property and to carry on its business as presently conducted, and Buyer has complete and unrestricted power and authority to perform this Agreement and the transactions contemplated hereby.

          (b) Binding Effect. This Agreement and all other agreements, documents and instruments executed by Buyer in connection herewith are and will be the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, and the execution, delivery and performance of this Agreement, and such other agreements, documents and instruments executed by Buyer, and the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by Buyer's Board of Directors.

          (c) Non-Contravention. The execution and delivery of this Agreement and all other agreements, documents and instruments to be executed in connection herewith, and the performance of the transactions contemplated hereby and thereby, do not, and will not, constitute a violation of, be a default under, give rise to any right of termination, cancellation or acceleration under, or conflict with the terms of, the Restated Articles of Organization or By-laws of Buyer, each as amended to date, or any contract, lease, indenture, agreement, order, judgment or decree to which Buyer is a party or by which it is bound, and does not, and will not, violate or constitute a default under any statute, rule, regulation, order or ordinance of any governmental, judicial or arbitrary body.

          (d) Litigation. There is no suit, action or legal, administrative, arbitration or other proceedings of any nature pending, or to the knowledge of Buyer, threatened, against Buyer which materially adversely affects Buyer, or which might materially and adversely affect the legality or validity of this Agreement, or the consummation of the transactions contemplated hereby.

          (e) Disclosure. No representation or warranty made by Buyer in this Agreement or in any statement or certificate furnished or to be furnished to the Company or the Stockholders pursuant hereto or in connection herewith, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          (f) Brokerage. Buyer has not engaged the services of any broker, investment banker, financial advisor, finder, or other person or entity entitled to be paid a commission, fee or other compensation in connection with the transactions provided for in this Agreement.

     6. Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived by Buyer) on or prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of the Stockholders set forth in this Agreement and in any statement, certificate or other instrument delivered to Buyer pursuant hereto or in connection herewith, shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date.

          (b) No Adverse Change. Except as set forth on Schedule 4(i), since August 31, 2006, there shall not have been any material damage to or loss or destruction of any of the Fixed Assets, or any Material Adverse Effect, or the imposition of any laws, rules or regulations which could have a Material Adverse Effect, or any suit or action brought against the Company, any Subsidiary, or either of the Stockholders the outcome of which could have a Material Adverse Effect.

          (c) Compliance with Agreement. The Stockholders shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them on or prior to the Closing Date and the Effective Date.

          (d) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by the Stockholders, by the Company and the Subsidiaries, in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in all respects to Buyer.

          (e) No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending against the Company, any Subsidiary or the Stockholders before any court or governmental agency which seeks to restrain or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.

          (f) Transfer of 124 Larkin Williams, LLC Assets. The Stockholders shall have caused 124 Larkin Williams, LLC ("LW, LLC") to be merged with and into the Company. Such merger shall be for consideration and by documentation in form and substance satisfactory to Buyer.

          (g) Employment Agreements.

               (i) William G. Keller shall have executed and delivered to Buyer an Employment Agreement in the form of Exhibit A (the "WK Employment Agreement").

               (ii) Thomas A. Keller shall have executed and delivered to Buyer an Employment Agreement in the form of Exhibit B hereto (the "TK Employment Agreement").

               (iii) Each of Larry Weiss, Glen Block, Chris Cormack, Laura Eads
                    and Larry Zenk shall have executed and delivered to the Company an Employment Agreement providing for their continued services for a period of three (3) years after the Effective Date at compensation levels consistent with past practices (collectively, the "Managers' Employment Agreements").

          (h) Non-Competition Agreements. Each of William G. Keller and Thomas
     A. Keller shall have executed and delivered to Buyer a Non-Competition Agreement in the form of Exhibit B (together, the "Non-Competition Agreements").

          (i) Deliveries. The Stockholders shall have delivered (or caused to be delivered) on or prior to the Closing Date, the following:

               (i) stock certificates representing the Shares, duly endorsed for transfer by the respective Stockholder to Buyer;

               (ii) the WK Employment Agreement duly executed by William G. Keller;

               (iii) the TK Employment Agreement duly executed by Thomas A. Keller;

               (iv) the Managers' Employment Agreements duly executed by each of the persons named in Section 6 (g)(iii) above;

               (v) the Non-Competition Agreements duly executed by William G. Keller and Thomas A. Keller, respectively;

               (vi) a certificate of the Secretary of the Company as to the Company's charter documents, by-laws and incumbency and signatures of the Company's officers;

               (vii) the opinion of Thompson Coburn LLP in form reasonably satisfactory to Buyer;

               (viii) a copy of the charter documents of the Company and each Subsidiary, with all amendments thereto, as certified as of a recent date by the Secretary of State of the State of Missouri (or other jurisdiction of organization);

               (ix) a certificate of the legal existence and corporate good standing of the Company and each Subsidiary issued as of a recent date by the Secretary of State of the State of Missouri (or other jurisdiction of organization);

               (x) certificate(s) of good standing to do business in all foreign jurisdictions set forth on Schedule 4(a), issued as of a recent dated by the Secretary of State of each such foreign jurisdiction;

               (xi) a certificate of the tax good standing of the Company and each Subsidiary issued as of a recent date by the applicable tax authority in the State of Missouri and any other foreign jurisdiction where the Company or any Subsidiary files any Tax Return;

               (xii) the written resignations of all the directors of the Company and the Subsidiaries, as listed on Schedule 6(h)(xi), from their respective positions with the Company and the Subsidiaries;

               (xiii) the stock books, stock ledgers, minute books and corporate seal of the Company and the Subsidiaries, and all other records of the Company and the Subsidiaries located in the corporate premises, or otherwise, of the Company and the Subsidiaries;

               (xiv) A letter agreement in form satisfactory to Buyer pursuant to which Ronald P. Keller agrees that, upon the consummation of the purchase and sale of the Shares, the Ronald Keller Agreement will continue in full force and effect, including the Non-Competition Covenant set forth in Section 7 thereof, and all amounts payable under the Ronald Keller Agreement will continue to be paid as provided therein, without acceleration of any payments.

               (xv) A letter from the Company's bank stating the pay-off amount to pay and discharge in full the Lines of Credit; and

               (xvi) such other documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by the Company and/or the Stockholders, as Buyer shall reasonably require to effectuate the purposes and intent of this Agreement.

     7. Conditions to the Stockholders' Obligations. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived by the Stockholders) on or prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of Buyer set forth in this Agreement and in any statement, certificate or other instrument delivered to the Stockholders pursuant hereto or in connection herewith, shall be true and correct in all material respects on the Closing Date and as of the Effective Date.

          (b) Compliance with Agreement. Buyer shall have performed and complied with all of the obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date.

          (c) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer or on behalf of Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in all material respects to the Stockholders.

          (d) No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending against Buyer before any court or governmental agency which seeks to restrain or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.

          (e) Employment Agreements. Buyer shall have executed and delivered the WK Employment Agreement and the TK Employment Agreement.

          (f) Non-Competition Agreements. Buyer shall have executed and delivered the Non-Competition Agreement with each Stockholder.

          (g) Deliveries. Buyer shall have delivered (or caused to be delivered) to the Stockholders on the Closing Date the following:

               (i) the Closing Payment;

               (ii) the WK Employment Agreement duly executed by Buyer delivered to William G. Keller;

               (iii) the TK Employment Agreement duly executed by Buyer delivered to Thomas A. Keller;

               (iv) the Non-Competition Agreement duly executed by Buyer delivered to William G. Keller, together with payment of $250,000;

               (v) the Non-Competition Agreement duly executed by Buyer delivered to Thomas A. Keller, together with payment of $250,000;

               (vi) a certificate of the Secretary of Buyer as to (A) the votes of Buyer's Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) the incumbency and signatures of Buyer's officers;

               (vii) a certificate of the legal existence and corporate good standing of Buyer issued as of a recent date by the Secretary of State of the Commonwealth of Massachusetts; and

               (viii) such other documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by Buyer, as the Company and the

          Stockholders shall reasonably require to effectuate the purposes and intent of this Agreement.

     8. Survival of Representations.

          (a) Survival of Representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the date hereof until the date two (2) years after the Effective Date, excluding representations and warranties relating to Sections 4(f), 4(g), 4(m), 4(o), 4(q), 4(r) and 4(t) which shall survive until the expiration of the applicable statutes of limitations with respect to such representation or warranty, notwithstanding any investigation by any party made either before or after the date hereof.

          (b) Statements as Representations. All statements contained in any certificate, schedule, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of Section 8(a).

     9. Indemnification by the Stockholders.

          (a) Indemnity. The Stockholders shall indemnify, defend and hold Buyer, the Company and the Subsidiaries harmless from and against any and all claims, liabilities, obligations, losses, damages, costs or expenses (including reasonable legal fees, costs and expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing) (collectively, "Losses") suffered by Buyer, the Company or any Subsidiary resulting from or which arise out of (i) any acts or omissions of the Company, any Subsidiary or either Stockholder arising or occurring prior to the Closing Date with respect to the business of the Company or any Subsidiary, including, without limitation, any Losses related to the breach of warranty with respect to the products of the Company or any Subsidiary or services produced or performed prior to the Effective Date, or any product liability claim or other liability arising out of defective products (net of any insurance proceeds) or services produced or performed by the Company or any Subsidiary prior to the Effective Date; (ii) any breach of any representation or warranty, covenant, agreement or obligation on the part of either or both of the Stockholders under this Agreement, any Schedule or Exhibit to this Agreement or under any agreement executed in connection therewith, or from any misrepresentation in or omission from any certificate or other instrument furnished to Buyer pursuant hereto or in connection herewith;
     (iii) any facts or circumstances relating to the Company or any Subsidiary existing or arising on or prior to the Effective Date, including, without limitation, tax claims, environmental claims, assessments or liabilities relating to tax periods ending on or prior to the Effective Date, liabilities under or in respect of any litigation described on Schedule 4(n); (iv) any claims for Taxes except to the extent (i) reserved against in the August 31, 2006 Financial Statements and (ii) arising in the ordinary course of business after August 31, 2006 and reserved against in the books and records of the Company; and (v) any brokers' or finders' fees or compensation in connection with the transactions provided for in this Agreement by any person or entity claiming a right to fees or compensation by reason of having been engaged by or having served any Stockholder or the Company or any Subsidiary. Notwithstanding the foregoing, the Stockholders shall not be liable for trade accounts payable to the extent such trade payables are included in the Closing Balance Sheet in accordance with the provisions of
     Section 2.

          (b) Payment of Losses. Subject to the provisions of Section 9(c), Buyer shall be reimbursed by the Stockholders on demand by Buyer for any Losses suffered by Buyer, the Company, or any Subsidiary with respect to any liability or claim to which the indemnity set forth in Section 9(a) relates. In addition, Buyer shall have the right to set off and deduct, the amount of any payment made by it or Loss suffered by or asserted against it with respect to any liability or claim to which the indemnity set forth in
     Section 9(a) relates, against the amount of any payment obligation of Buyer to the Stockholders, whether under this Agreement, including, without limitation, the Deferred Payments, under the WK Employment Agreement, the TK Employment Agreement, or otherwise.

          (c) Third-Party Claims. Should any claim be made against Buyer, the Company or any Subsidiary by a person not a party to this Agreement with respect to any matter to which the indemnity set forth in Section 9(a) relates (a "Third-Party Claim"), then Buyer shall promptly give the Stockholders written notice of any such Third-Party Claim (including all available information regarding the details of the Third-Party Claim). If a Stockholder acknowledges to Buyer in writing that such Third-Party Claim is subject to the indemnity set forth in Section 9(a), the Stockholder shall have the right to defend or settle any such Third-Party Claim, at his sole expense, on his own behalf and with counsel of his own choosing, which counsel shall be reasonably satisfactory to Buyer. In such defense or settlement of any Third-Party Claim, Buyer shall cooperate with and assist the Stockholder as is reasonable and may participate therein with its own counsel at its sole expense, and Buyer's written consent shall be a requirement to any settlement and disposition thereof, which consent shall not be unreasonably withheld or delayed, provided that in any such settlement or disposition, Buyer shall not be liable for any amounts under such settlement or disposition and such settlement or disposition shall contain a complete release of Buyer from any liability. Failure by Buyer to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by Buyer, except only to the extent that such failure by Buyer shall result in a material prejudice to the Stockholders. If a Stockholder does not notify Buyer within ten (10) days after receipt of Buyer's written notice of a Third-Party Claim that the Stockholder intends to undertake the defense thereof, and that such claim is subject to the indemnity set forth in
     Section 9(a), or if after undertaking such defense the Stockholder fails to pursue such defense in a prudent manner, then Buyer shall have the right to contest, settle or compromise such Third-Party Claim, and the Stockholders, jointly and severally, shall indemnify Buyer for the full amount of all Losses paid or suffered by Buyer in respect thereof. So long as a Stockholder has given Buyer timely notice that the Stockholder will undertake the defense of the Third-Party Claim, and is defending such Third-Party Claim in good faith, Buyer shall not pay or settle any such Third-Party Claim without the consent of the defending Stockholder, which shall not be unreasonably withheld or delayed, unless the continued unresolved existence of such Third-Party Claim may have, in Buyer's reasonable judgment, a material adverse effect on the business of Buyer, the Company or any Subsidiary, or on Buyer, the Company or the any Subsidiary (including, but not limited to, any attachment, lien or other encumbrance on Buyer, the Company or any Subsidiary, or their assets, any refusal of any suppliers or customers of Buyer, the Company or any Subsidiary to do business with Buyer, the Company or any Subsidiary while such Third-Party Claim is pending, or if the continued unresolved existence of any such Third-Party Claim would constitute a default or an event of default under any loan or other credit facilities to which Buyer, the Company or any Subsidiary is a party), in any of which cases Buyer shall have the right to settle such Third-Party Claim, and the Stockholders, jointly and severally, shall indemnify Buyer for the full amount of all Losses paid or suffered by Buyer, the Company and the Subsidiaries in respect thereof.

          (d) Cumulative Remedies. Except as expressly provided herein, the remedies provided to Buyer, the Company and the Subsidiaries in this
     Section 9 shall be cumulative and shall not preclude the assertion by Buyer of any other rights or the seeking of any other remedies against the Stockholders.

     10. Indemnification by Buyer.

          (a) Indemnity. Buyer shall indemnify, defend and hold the Stockholders harmless from and against any and all Losses suffered by the Stockholders resulting from (i) any breach of any representation or warranty, covenant, agreement or obligation on the part of Buyer under this Agreement, any schedule to this Agreement or under any agreement executed in connection herewith; (ii) any misrepresentation in or omission from any certificate or other instrument furnished to the Stockholders pursuant hereto or in connection herewith; and (iii) any claims for brokers' or finders' fees or compensation in connection with the transactions provided for by this Agreement by any person, firm, corporation or other entity claiming a right to fees or compensation by reason of having been engaged by or having served Buyer.

          (b) Payment of Losses. Subject to the provisions of Section 10(c), the Stockholders shall be reimbursed by Buyer on demand for any Loss suffered by the Stockholders with respect to any liability or claim to which the indemnity set forth in Section 10(a) relates.

          (c) Third-Party Claims. Should any Third-Party Claim be made against the Stockholders with respect to any matter to which the indemnity set forth in Section 10(a) relates, then the Stockholders shall promptly give Buyer written notice of any such Third-Party Claim and Buyer shall have the right to defend or settle any such Third-Party Claim, at its sole expense, on its own behalf and with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Stockholders. The Stockholders agree that Posternak Blankstein & Lund LLP is satisfactory. In such defense or settlement of any claim, the Stockholders shall cooperate with and assist Buyer to the maximum extent reasonably possible and may participate therein with his or her own counsel at his or her own expense, and the Stockholders' written consent shall be a requirement to any settlement and disposition thereof, which consent shall not be unreasonably withheld or delayed. Failure by the Stockholders to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by the Stockholders, except only to the extent that such failure by the Stockholders shall result in a material prejudice to Buyer. If Buyer does not notify the Stockholders within ten
     (10) days after receipt of the Stockholders' written notice of a Third-Party Claim that Buyer intends to undertake the defense thereof, and that such claim is subject to the indemnity set forth in Section 10(a), or if after undertaking such defense Buyer fails to pursue such defense in a prudent manner, then the Stockholders shall have the right to contest, settle or compromise the claim and Buyer shall indemnify the Stockholders for the full amount of all Losses paid or suffered by the Stockholders in respect thereof. Notwithstanding the foregoing, so long as Buyer is contesting any such Third Party Claim in good faith, the Stockholders shall not have the right to pay or settle any such claim without the prior written consent of Buyer.

          (d) Cumulative Remedies. Except as expressly provided herein, the remedies provided to the Stockholders in this Section 10 shall be cumulative and shall not preclude the assertion by the Stockholders of any other rights or the seeking of any other remedies against Buyer.

     11. Press Releases. Because Buyer is a publicly-traded company, it is subject to strict guidelines regarding its disclosure of the transaction contemplated by this Agreement, and accordingly, the Stockholders agree that they will not release, and shall not permit any person or entity to release, any press releases or other similar announcements without Buyer's prior approval thereof.

     12. Covenants and Agreements of the Stockholders and Buyer. The Stockholders and Buyer agree as follows:

          (a) Tax Filing. The consummation of the transaction contemplated by this Agreement will be a disqualifying event and the Company's S Corporation election shall terminate as of the Effective Date. Buyer and the Stockholders agree that the Company's and the Subsidiaries' 2006 tax year shall be treated as two (2) tax years, the first of which ends on the close of business on the date immediately preceding the Effective Date (the "End Date") and the second of which begins on the Effective Date and ends on December 31, 2006. The Stockholders agree that they will cause the tax return for the period from January 1, 2006 to the End Date to be prepared and provided to Buyer, at Buyer's sole expense, for review and filing by Buyer in a timely manner consistent with the filing requirements under the Internal Revenue Code. Buyer agrees to provide to the Stockholders and their agents, all information available from the books of the Company, as reasonably requested by the Stockholders, for the preparation of that return.

          (b) Tax Proceedings. Buyer will have the right to represent the interests of the Company and any Subsidiary before any governmental authority with respect to any inquiry, assessment, proceeding or other similar event relating to any Tax filing or reporting of the Company and any Subsidiaries and will have the right to control the defense, compromise or other resolution of any such matters, including responding to inquiries, filing tax returns and contesting, defending and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes. If the Stockholders would be required to indemnify Buyer, the Company or any Subsidiary pursuant to Section 9 with respect to such Tax matter then the Stockholders have the right (but not the duty) to participate in the defense of such Tax matter as provided in
     Section 9(c).

     13. Miscellaneous Provisions.

          (a) Expenses. Each party shall be responsible for all of its fees and expenses incurred by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Stockholders shall be responsible for all fees and expenses of the Company incurred prior to the Closing Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Assignability; Binding Effect. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          (c) Notice. All notices, payments, demands and requests required or permitted hereunder shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other recognized overnight express couriers, or by fax and followed by hard copy, to the parties hereto at the following addresses:

     IF TO THE STOCKHOLDERS: To each Stockholder at his address set forth below his signature.

     WITH A COPY TO:         James L. Fogle, Esq.
                             Thompson Coburn LLP
                             One US Bank Plaza
                             St. Louis, MO 63101
                             Fax: 314-552-7035

     IF TO BUYER:            National Dentex Corporation
                             526 Boston Post Road
                             Wayland, Massachusetts 01778
                             Attn: David L. Brown,
                             President and CEO
                             Fax: (508) 358-6199

     WITH A COPY TO:         Donald H. Siegel, P.C.

                             Posternak Blankstein & Lund LLP
                             The Prudential Tower
                             800 Boylston Street
                             Boston, MA 02199-8004
                             Fax: (617) 367-2315

          Any party hereto may change its address for notice by giving notice of any such change of address in the manner set forth above.

          (d) Governing Law. This Agreement and all issues related to the subject matter hereof shall be governed by and construed in accordance with the internal laws of the State of Missouri.

          (e) Consent to Jurisdiction. The parties hereto consent to the jurisdiction of the courts of the State of Missouri sitting in St. Louis County, Missouri, and the United States District Court for the Eastern District of Missouri sitting in St. Louis, Missouri, as well as the jurisdiction of all courts from which an appeal may be taken from such courts, for the purposes of any suit, action or other proceeding relating to this Agreement or with respect to any transactions contemplated hereby, and expressly waive any and all objections the parties hereto may have as to the venue of such courts to settle or adjudicate any claim or controversy arising hereunder.

          (f) Entire Agreement; Severability. This Agreement, together with the Schedules and Exhibits, the WK Employment Agreement, the TK Employment Agreement and the Non-Competition Agreements, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings with respect hereto. This Agreement and such Schedules and Exhibits may not be amended, changed or modified except by a written instrument duly executed by the parties hereto. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms.

          (g) No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default and of the same or similar nature.

          (h) Arbitration. Except as otherwise provided in Section 2(c) with respect to the Closing Balance Sheet, any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to and settled by arbitration conducted by the American Arbitration Association in St. Louis, Missouri, in accordance with its commercial arbitration rules as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by Buyer on the one hand, and Stockholders on the other hand, and if the parties do not agree within twenty (20) days after the date of notification of a request for such arbitration made by either party, the selection of the single arbitrator shall be made by the American Arbitration Association in accordance with said rules. In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder. The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator's award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof. The fees and expenses of the American Arbitration Association and of the arbitrator shall be shared equally by Buyer on the one hand, and the Stockholders on the other hand. The provisions of this
     Section 13(h), shall not prohibit the parties from pursuing any injunctive relief, temporary restraining orders or other remedies in equity, available to the parties for a breach or threatened breach of this Agreement.

          (i) Further Assurances. The parties hereto agree that they will, without further consideration, from time to time hereafter, and at their own expense, execute and deliver such other documents, and take such other action, as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby. The provisions hereof shall survive the date hereof.

          (j) Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           [SIGNATURE PAGE TO FOLLOW]

                  [Signature page to Stock Purchase Agreement]

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH IS
                INTENDED TO BE ENFORCEABLE BY THE PARTIES HERETO.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the date first above written.


STOCKHOLDERS:                           /s/ WILLIAM G. KELLER
                                        ----------------------------------------
                                        William G. Keller
                                        Address: 2607 Briar Valley Ct.
                                                 St. Louis, MO 63122
                                        Fax: 636-600-4206
                                        E-Mail: bkeller@kellerlab.com


                                        /s/ THOMAS A. KELLER
                                        ----------------------------------------
                                        Thomas A. Keller
                                        Address: 23 Bopp Lane
                                                 St. Louis, MO 63131
                                        Fax: 636-600-4308
                                        E-Mail: tkeller@kellerlab.com


BUYER:                                  NATIONAL DENTEX CORPORATION


                                        By: /s/ RICHARD F. BECKER, JR.
                                            ------------------------------------
                                        Name: Richard F. Becker, Jr.
                                        Title: Vice President, Treasurer and
                                               Chief Financial Officer